Ex 99.1

PTC Announces Second fiscal Quarter 2023 Results

Solid ARR and Cash Flow Results; Raising ARR Midpoint and Cash Flow Guidance for FY’23

BOSTON, MA, April 26, 2023 -PTC (NASDAQ: PTC) today reported financial results for its second fiscal quarter ended March 31, 2023.

“In our second fiscal quarter, we again delivered strong ARR and cash flow results that exceeded our guidance ranges. We reported ARR growth of 23%, organic ARR growth of 11%, and organic constant currency ARR growth of 13%. Our ServiceMax®and Codebeamer™ businesses added 13 points of ARR growth, taking constant currency ARR growth to 26%. In Q2, our cash from operations was $211 million, up 48% year over year, and our free cash flow was $207 million, up 48% year over year,” said James Heppelmann, CEO, PTC.

“Our diverse product portfolio, now increasingly differentiated with the addition of ServiceMax, and our industry-leading SaaS capabilities align well to the manufacturing industry’s push for digital transformation. Our subscription model and strong market position, coupled with solid execution, position PTC to deliver financial performance at peer-leading levels. We look forward to building on our momentum with customers and partners at our LiveWorx® conference in May in Boston, and invite investors to join us,” concluded Heppelmann.

Second Quarter 2023 Highlights

Key operating and financial highlights are set forth below. For additional details, please refer to the Q2’23 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com. The definitions of our operating and non-GAAP financial measures and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

$ in millions	Q2’23	Q2'22	YoY Change	Q2’23 Guidance
ARR as reported	$1,882	$1,532	23%
ARR at constant currency	$1,814	$1,440	26%	$1,790 - $1,810
Organic ARR as reported	$1,696	$1,532	11%
Organic ARR at constant currency	$1,631	$1,440	13%
Cash from operations	$211	$142	48%	~$205
Free cash flow	$207	$140	48%	~$200
Revenue[1]	$542	$505	7%
Operating margin[1]	23%	32%	-890 bps
Non-GAAP operating margin[1]	38%	42%	-410 bps
Earnings per share[1]	$0.53[2]	$0.76[3]	-30%
Non-GAAP earnings per share[1]	$1.16[4]	$1.39[4]	-17%[4]
Total cash and cash equivalents	$320	$307	5%
Gross debt	$2,545[5]	$1,275	100%

1 In Q2’23, revenue was up 13% year over year on a constant currency basis. Revenue and, as a result, operating margin, operating profit, and earnings per share are impacted by revenue recognition under ASC 606.

2 In Q2’23, EPS included a $0.10 negative impact due to acquisition and transaction-related charges for the ServiceMax acquisition.

3 In Q2’22, EPS included a $0.38 negative impact due to a decline in value of a publicly traded equity investment.

4 In Q2’23, non-GAAP EPS was down 17% year over year, primarily due to higher interest expense and lower non-GAAP operating income, partially offset by lower provision for income taxes.

5 Q2’23 gross debt includes a deferred acquisition payment related to ServiceMax of $620 million, which will be paid in October 2023.

Reconciliation of Q2’23 Cash from Operations to Free Cash Flow

In millions	Q2’23	Q2’23 Guidance
Cash from Operations	$211	~$205
Capital expenditures	($4)	(~$5)
Free Cash Flow	$207	~$200

Fiscal 2023 and Q3’23 Guidance

“Our financial results in the first half of our fiscal year were solid, driven by the resilience of our business model, consistent execution, operational discipline, and the actions we have taken to align our investments with our growth opportunities. We believe we have set our financial guidance appropriately, balancing our momentum and outlook with macroeconomic uncertainties. Based on our performance in the first half of FY’23 and outlook for the second half of FY’23, we are narrowing our guidance range for constant currency ARR and raising our full year guidance for cash flow, while increasing investment in long-term growth opportunities,” said Kristian Talvitie, CFO, PTC.

$ in millions	FY’23 Previous Guidance	FY’23 Guidance	FY’23 YoY Growth Guidance	Q3’23 Guidance
ARR at Constant Currency	$1,910 - $1,960	$1,925 - $1,950	22% - 24%	$1,845 - $1,855
Cash from Operations	~$595	~$600	~38%	~$160
Free Cash Flow	~$575	~$580	~39%	~$155
Revenue	$2,070 - $2,150	$2,080 - $2,140	8% - 11%

Reconciliation of Cash from Operations Guidance to Free Cash Flow Guidance

In millions	FY’23 Guidance	Q3’23 Guidance
Cash from Operations	~$600	~$160
Capital expenditures	(~$20)	(~$5)
Free Cash Flow	~$580	~$155

Our FY’23 and Q3’23 financial guidance includes the assumptions below:

•
We provide ARR guidance on a constant currency basis, using our FY’23 Plan foreign exchange rates (rates as of September 30, 2022) for all periods. Foreign exchange fluctuations during the first half of FY’23 had a favorable impact on our Q2’23 reported ARR, compared to our Q2’23 constant currency ARR. Using foreign exchange rates as of the end of Q2’23 and assuming the midpoint of our constant currency guidance ranges:
o
Q3’23 reported ARR guidance would be higher by approximately $70 million, compared to Q3’23 constant currency ARR guidance
o
FY’23 reported ARR guidance would be higher by approximately $73 million, compared to FY’23 constant currency ARR guidance
•
We expect FY’23 organic churn to be to be approximately 5.5%, in-line with FY’22.
•
For cash flow, due to invoicing seasonality, and consistent with the past 2 years, we expect the majority of our collections to occur in 1H’23 and for Q4’23 to be our lowest cash flow generation quarter.
•
Compared to FY’22, at the midpoint of FY’23 ARR guidance, FY’23 GAAP operating expenses are expected to increase approximately 7% to 8%, and FY’23 non-GAAP operating expenses are expected to increase approximately 10% to 11%, primarily due to the acquisition of ServiceMax, foreign exchange rate fluctuations, and incremental investments in 2H’23
•
FY’23 GAAP P&L results are expected to include the items below, totaling $284 million to $299 million, as well as their related tax effects:
o
$185 million to $200 million of stock-based compensation expense
o
$76 million of intangible asset amortization expense
o
$18 million of acquisition and transaction-related expense
o
$5 million of other non-operating expenses, primarily financing charges associated with a debt commitment agreement related to the ServiceMax acquisition
•
Our FY’23 GAAP and non-GAAP tax rate is expected to be approximately 20%.
•
FY’23 capital expenditures are expected to be approximately $20 million.
•
Our long-term goal, assuming our Debt/EBITDA ratio is below 3x, is to return approximately 50% of our free cash flow to shareholders via share repurchases, while also taking into consideration the interest rate environment and strategic opportunities. Given the current interest rate environment, we expect to prioritize paying down our debt in FY’23 and FY’24.

PTC’s Fiscal Second Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, April 26, 2023. To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735 and provide the passcode 7328695, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Information About Our Operating and Non-GAAP Financial Measures

Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition and transaction-related charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges and credits; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

Free Cash Flow: PTC provides information on free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures.

Constant Currency (CC): We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, FY’23 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2022, rather than the actual exchange rates in effect during that period. All discussion of FY’23 and comparative prior period ARR results (including FY’22 baseline amounts) are reflected using the foreign exchange rates as of September 30, 2022.

Operating Measures

ARR: ARR (Annual Run Rate) represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period. We calculate ARR as follows:

•
We consider a contract to be active when the product or service contractual term commences (the “start date”) until the right to use the product or service ends (the “expiration date”). Even if the contract with the customer is executed before the start date, the contract will not count toward ARR until the customer right to receive the benefit of the products or services has commenced.
•
For contracts that include annual values that increase over time as there are additional deliverables in subsequent periods, which we refer to as ramp contracts, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include the future committed increases in the contract value as of the date of the ARR calculation.
•
As ARR includes only contracts that are active at the end of the reporting period, ARR does not reflect assumptions or estimates regarding future customer renewals or non-renewals.
•
Active contracts are annualized by dividing the total active contract value by the contract duration in days (expiration date minus start date), then multiplying that by 365 days (or 366 days for leap years).

We believe ARR is a valuable operating measure to assess the health of a subscription business because it is aligned with the amount that we invoice the customer on an annual basis. We invoice customers annually for the current year of the contract. A customer with a one-year contract will typically be invoiced for the total value of the contract at the beginning of the contractual term, while a customer with a multi-year contract will be invoiced for each annual period at the beginning of each year of the contract.

ARR increases by the annualized value of active contracts that commence in a reporting period and decreases by the annualized value of contracts that expire in the reporting period.

As ARR is not annualized recurring revenue, it is not calculated based on recognized or unearned revenue and is not affected by variability in the timing of revenue under ASC 606, particularly for on-premises license subscriptions where a substantial portion of the total value of the contract is recognized at a point in time upon the later of when the software is made available, or the subscription term commences.

ARR should be viewed independently of recognized and unearned revenue and is not intended to be combined with, or to replace, either of those items. Investors should consider our ARR operating measure only in conjunction with our GAAP financial results.

Organic Constant Currency ARR: We provide an organic constant currency ARR measure to help investors understand and assess the performance of our business without the distorting effects of ARR from acquisitions in the comparative period and foreign exchange rate fluctuations.

Churn: We provide a churn measure to enable investors to understand and assess our customer contract retention. Churn represents the difference between the ARR amount for all subscription software, cloud, SaaS, and support contracts ended within a reporting period and the ARR of renewal contracts started within a reporting period as of the end of the reporting period.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations, guidance, and targets, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may deteriorate sooner or to a greater extent than we expect due to, among other factors, the effects of the COVID-19 pandemic, including supply chain disruptions, increasing interest rates and inflation, volatile foreign exchange rates and the relative strength of the U.S. dollar, tightening of credit standards and availability, the effects of the Russia/Ukraine conflict, including the effect on energy supplies to Europe, and growing tensions with China, any of which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, which would adversely affect ARR and/or our financial results, including cash flow; our businesses, including our ServiceMax and SaaS businesses, may not expand and/or generate the revenue, cash flow, or ARR we expect if customers are slower to adopt those technologies than we expect or if they adopt competing technologies; our strategic initiatives and investments, including our accelerated investments in our transition to SaaS and the acquisition of ServiceMax, may not deliver the results when or as we expect; we may be unable to integrate the ServiceMax technology when or as we expect; we may be unable to generate sufficient operating cash flow to return 50% of free cash flow to shareholders, and other uses of cash or our credit facility limits could preclude such repurchases; and foreign exchange rates may differ materially from those we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC enables global manufacturers to realize double-digit impact with software solutions that enable them to accelerate product and service innovation, improve operational efficiency, and increase workforce productivity. In combination with an extensive partner network, PTC provides customers flexibility in how its technology can be deployed to drive digital transformation – on premises, in the cloud, or via its pure SaaS platform. At PTC, we don't just imagine a better world, we enable it.

PTC.com @PTC Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022

Revenue:
Recurring revenue	$492,143	$452,710	$909,253	$857,835
Perpetual license	8,921	9,540	22,165	18,008
Professional services	41,117	42,977	76,673	87,105
Total revenue(1)	542,181	505,227	1,008,091	962,948

Cost of revenue (2)	113,506	93,337	209,296	188,455

Gross margin	428,675	411,890	798,795	774,493

Operating expenses:
Sales and marketing (2)	129,207	116,408	247,590	241,884
Research and development (2)	100,349	81,935	188,526	162,469
General and administrative (2)	65,923	47,469	116,894	99,409
Amortization of acquired intangible assets	10,656	8,450	18,682	16,934
Restructuring and other charges (credits), net	1	(1,562)	(337)	32,429
Total operating expenses	306,136	252,700	571,355	553,125

Operating income	122,539	159,190	227,440	221,368
Other expense, net	(41,470)	(55,624)	(59,947)	(62,426)
Income before income taxes	81,069	103,566	167,493	158,942
Provision for income taxes	17,565	13,887	28,954	23,174
Net income	$63,504	$89,679	$138,539	$135,768

Earnings per share:
Basic	$0.54	$0.77	$1.17	$1.16
Weighted average shares outstanding	118,260	117,008	118,037	117,135

Diluted	$0.53	$0.76	$1.17	$1.15
Weighted average shares outstanding	119,041	117,811	118,912	118,162

(1) See supplemental financial data for revenue by license, support and cloud services, and professional services.
(2) See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022
License revenue (1)	$196,993	$218,375	$369,691	$387,483
Support and cloud services revenue	304,071	243,875	561,727	488,360
Professional services revenue	41,117	42,977	76,673	87,105
Total revenue	$542,181	$505,227	$1,008,091	$962,948

(1) License revenue includes the portion of subscription revenue allocated to license.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022
Cost of revenue	$5,746	$4,264	$9,821	$10,236
Sales and marketing	12,845	11,446	25,041	24,527
Research and development	15,580	9,504	27,038	19,680
General and administrative	18,075	12,707	31,850	29,420
Total stock-based compensation	$52,246	$37,921	$93,750	$83,863

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022

GAAP operating income	$122,539	$159,190	$227,440	$221,368
Stock-based compensation	52,246	37,921	93,750	83,863
Amortization of acquired intangible assets	20,490	14,371	34,658	29,348
Acquisition and transaction-related charges	11,883	3,903	17,689	4,953
Restructuring and other charges (credits), net	1	(1,562)	(337)	32,429
Non-GAAP operating income (1)	$207,159	$213,823	$373,200	$371,961

GAAP net income	$63,504	$89,679	$138,539	$135,768
Stock-based compensation	52,246	37,921	93,750	83,863
Amortization of acquired intangible assets	20,490	14,371	34,658	29,348
Acquisition and transaction-related charges	11,883	3,903	17,689	4,953
Restructuring and other charges (credits), net	1	(1,562)	(337)	32,429
Non-operating charges (2)	4,622	44,613	5,147	34,847
Income tax adjustments (3)	(14,943)	(25,444)	(33,676)	(44,669)
Non-GAAP net income	$137,803	$163,481	$255,770	$276,539

GAAP diluted earnings per share	$0.53	$0.76	$1.17	$1.15
Stock-based compensation	0.44	0.32	0.79	0.71
Amortization of acquired intangibles	0.17	0.12	0.29	0.25
Acquisition and transaction-related charges	0.10	0.03	0.15	0.04
Restructuring and other charges (credits), net	0.00	(0.01)	(0.00)	0.27
Non-operating charges (2)	0.04	0.38	0.04	0.29
Income tax adjustments (3)	(0.13)	(0.22)	(0.28)	(0.38)
Non-GAAP diluted earnings per share	$1.16	$1.39	$2.15	$2.34

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022
GAAP operating margin	22.6%	31.5%	22.6%	23.0%
Stock-based compensation	9.6%	7.5%	9.3%	8.7%
Amortization of acquired intangibles	3.8%	2.8%	3.4%	3.0%
Acquisition and transaction-related charges	2.2%	0.8%	1.8%	0.5%
Restructuring and other charges (credits), net	0.0%	(0.3)%	0.0%	3.4%
Non-GAAP operating margin	38.2%	42.3%	37.0%	38.6%

(2) In the three and six months ended March 31, 2023, we recognized $3.7 million and $4.2 million of financing charges for a debt commitment agreement associated with our acquisition of ServiceMax, respectively. In the three and six months ended March 31, 2022, we recognized non-operating expenses of $44.6 million and $34.9 million due to the reduction in value of an equity investment in a publicly-traded company, respectively.

(3) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	September 30,
	2023	2022

ASSETS

Cash and cash equivalents	$320,477	$272,182
Accounts receivable, net	643,017	636,556
Property and equipment, net	92,003	98,101
Goodwill and acquired intangible assets, net	4,348,262	2,736,372
Lease assets, net	150,327	137,780
Other assets	745,534	806,277

Total assets	$6,299,620	$4,687,268

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$671,404	$520,333
Debt, net of deferred issuance costs	1,917,703	1,350,628
Deferred acquisition payments (1)	620,040	-
Lease obligations	201,627	189,575
Other liabilities	370,312	330,698
Stockholders' equity	2,518,534	2,296,034

Total liabilities and stockholders' equity	$6,299,620	$4,687,268

(1) Deferred acquisition payments represent the fair value of the $650 million payment to be made in Q1'24 associated with the ServiceMax, Inc. acquisition.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022

Cash flows from operating activities:
Net income	$63,504	$89,679	$138,539	$135,768
Stock-based compensation	52,246	37,921	93,750	83,863
Depreciation and amortization	27,709	21,380	49,037	43,468
Amortization of right-of-use lease assets	8,510	8,676	16,564	17,536
Accounts receivable	(19,034)	(45,006)	86,478	12,310
Accounts payable and accruals	2,492	(55,744)	(7,358)	(39,932)
Deferred revenue	55,727	60,708	36,092	47,012
Income taxes	4,667	2,049	(12,169)	(6,279)
Other	15,127	22,662	(9,064)	(13,685)
Net cash provided by operating activities	210,948	142,325	391,869	280,061

Capital expenditures	(3,770)	(2,148)	(12,950)	(5,510)
Acquisition of businesses, net of cash acquired (1)	(828,271)	-	(828,271)	-
Borrowings (payments) on debt, net(2)	566,000	(175,000)	566,000	(175,000)
Repurchases of common stock	-	(5,261)	-	(125,000)
Net proceeds associated with issuance of common stock	10,592	10,857	10,592	10,857
Payments of withholding taxes in connection with vesting of stock-based	(3,599)	(1,430)	(56,022)	(50,595)
awards
Net proceeds from sale (purchases) of investments (3)	(5,823)	42,693	(5,823)	42,693
Credit facility origination costs	(12,005)	-	(13,355)
Other financing & investing activities	(1,749)	831	(12,915)	6,615
Foreign exchange impact on cash	565	(2,078)	9,181	(3,739)

Net change in cash, cash equivalents, and restricted cash	(67,112)	10,789	48,306	(19,618)
Cash, cash equivalents, and restricted cash, beginning of period	388,306	296,639	272,888	327,046
Cash, cash equivalents, and restricted cash, end of period	$321,194	$307,428	$321,194	$307,428

(1) In Q2'23, we acquired ServiceMax Inc. for $1,448 million, net of cash acquired. We paid $828 million in Q2'23 with the remaining $650 million to be paid in Q1'24. Of the $650 million to be paid, $620 million will be a financing outflow and $30 million of imputed interest will be an operating cash outflow.

(2) In Q2'23, net borrowings were related to a credit facility established to fund the ServiceMax acquisition.
(3) In Q2'22, we sold an equity investment in a publicly-traded company.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022
Cash provided by operating activities(1)	$210,948	$142,325	$391,869	$280,061
Capital expenditures	(3,770)	(2,148)	(12,950)	(5,510)
Free cash flow(1)	$207,178	$140,177	$378,919	$274,551

(1) In the three and six months ended March 31, 2023, we made $2.3 million and $6.6 million of acquisition and transaction-related payments, respectively, and $0.8 million and $1.4 million of restructuring payments, respectively. In the three and six months ended March 31,2022, we made $0.4 million and $0.4 million acquisition and transaction-related payments, respectively, and $17.8 million and $28.4 million of restructuring payments, respectively. These payments are included within cash provided by operating activities and free cash flow.